C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Robert Houghton, VP of Investor Relations and Treasury Email: robert.houghton@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2018 Fourth Quarter and Full-Year Results
MINNEAPOLIS, MN, January 29, 2019 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW) today reported financial results for the quarter and fiscal year ended December 31, 2018.
Fourth Quarter Highlights:

•	Total revenues increased 4.5 percent to $4.1 billion

•	Net revenues increased 13.0 percent to $713.8 million

•	Income from operations increased 21.2 percent to $255.5 million

•	Diluted earnings per share (EPS) increased 24.0 percent to $1.34

•	Cash flow from operations increased 59.4 percent to $264.0 million
Full-Year Highlights:

•	Total revenues increased 11.8 percent to $16.6 billion

•	Net revenues increased 14.2 percent to $2.7 billion

•	Income from operations increased 17.7 percent to $912.1 million

•	Diluted EPS increased 32.5 percent to $4.73

•	Cash flow from operations increased 106.5 percent to $792.9 million

“We are pleased with our financial results in 2018. We achieved record levels of net revenues and operating income and a 100 basis point increase in operating income margin. Led by our strong operating performance, we more than doubled our cash flow from operations and returned nearly $600 million to shareholders in 2018,” said John Wiehoff, Chairman and Chief Executive Officer of C.H. Robinson. “Our strong 2018 financial results reflect the strength and hard work of our global network.”

Fourth Quarter Results Summary

•	Total revenues increased 4.5 percent to $4.1 billion, driven by growth across most transportation service lines.

•	Net revenues increased 13.0 percent to $713.8 million, driven by growth across all transportation service lines.

•
Operating expenses increased 8.9 percent to $458.3 million. Personnel expenses increased 8.9 percent to $339.3 million, driven primarily by higher variable compensation expense and a 1.4 percent increase in average headcount. Selling, general and administrative (“SG&A”) expenses increased 8.8 percent to $119.0 million, due primarily to increases in purchased services, occupancy and travel and entertainment.

•
Income from operations totaled $255.5 million, up 21.2 percent from last year due to growth in North American Surface Transportation (“NAST”), Global Forwarding and Robinson Fresh, partially offset by a decline in All Other and Corporate. Operating margin of 35.8 percent increased 240 basis points.

•
Interest and other expenses decreased by $8.0 million, driven primarily by a $2.4 million favorable impact from currency revaluation in the fourth quarter of 2018, versus a $6.2 million unfavorable impact in the year-ago period. This was partially offset by higher interest expense due to an increase in interest rates.

•
The effective tax rate in the quarter was 23.9 percent compared to 21.1 percent last year. The higher tax rate was driven primarily by one-time tax benefits that totaled $31.8 million in the year-ago period, partially offset by a $28.4 million benefit in the current period from the Tax Cuts and Jobs Act of 2017.

•	Net income totaled $187.2 million, up 22.7 percent from a year ago. Diluted EPS of $1.34 increased 24.0 percent.

Full-Year Results Summary

•	Total revenues increased 11.8 percent to $16.6 billion, driven by growth across all transportation service lines.

•	Net revenues increased 14.2 percent to $2.7 billion, driven by growth across all transportation service lines.

•
Income from operations totaled $912.1 million, up 17.7 percent from last year due primarily to growth in NAST and Robinson Fresh, partially offset by a decline in All Other and Corporate. Operating margin of 33.7 percent increased 100 basis points.

•	The effective tax rate for the full year was 24.5 percent compared to 30.7 percent last year, driven primarily by an $83.1 million benefit from the Tax Cuts and Jobs Act of 2017.

•	Net income totaled $664.5 million, up 31.6 percent from a year ago. Diluted EPS of $4.73 increased 32.5 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% change	2018	2017	% change
Total revenues (1)	$2,774,524	$2,618,587	6.0%	$11,247,900	$9,728,810	15.6%
Net revenues	471,394	415,315	13.5%	1,788,498	1,525,064	17.3%
Income from operations	211,044	180,557	16.9%	773,846	628,110	23.2%

(1) Excludes intersegment revenues.

Fourth quarter total revenues for C.H. Robinson's NAST segment totaled $2.8 billion, an increase of 6.0 percent over the prior year, primarily driven by increased pricing. NAST net revenues increased 13.5 percent in the quarter to $471.4 million. Net revenues in truckload increased 13.0 percent, less than truckload (“LTL”) net revenues increased 11.5 percent, and intermodal net revenues increased 76.4 percent versus the year ago period, which included elevated repositioning charges. Excluding the impact of the change in fuel prices, our average North America truckload rate per mile charged to customers increased approximately 1.5 percent in the quarter, while our truckload transportation cost per mile decreased approximately 1 percent. Truckload volume declined 1.5 percent in the quarter. LTL volumes grew 2 percent, and intermodal volumes declined 13 percent versus the prior year. Operating expenses increased 10.9 percent, primarily due to increased variable compensation. Income from operations increased 16.9 percent to $211.0 million, and operating margin expanded 130 basis points to 44.8 percent in the quarter. NAST average headcount was up 1.3 percent in the quarter.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% change	2018	2017	% change
Total revenues (1)	$677,125	$591,245	14.5%	$2,487,744	$2,140,987	16.2%
Net revenues	142,737	127,869	11.6%	543,906	485,280	12.1%
Income from operations	29,782	16,836	76.9%	91,626	91,842	(0.2)%

(1) Excludes intersegment revenues.

Fourth quarter total revenues for the Global Forwarding segment increased 14.5 percent to $677.1 million, driven by improved pricing across all service lines and volume growth in ocean and customs. Net revenues increased 11.6 percent in the quarter to $142.7 million. Ocean net revenues increased 12.4 percent driven by higher volumes and pricing. Net revenues in air increased 9.3 percent, as the air service line benefited from a decreasing cost environment. Customs net revenues increased 12.4 percent, driven by higher volumes and pricing. Operating expenses increased 1.7 percent, primarily driven by higher variable compensation that was partially offset by a 0.4 percent decrease in average headcount. Income from operations increased 76.9 percent to $29.8 million, and operating margin expanded 770 basis points to 20.9 percent in the quarter.

Robinson Fresh Results
Summarized financial results of our Robinson Fresh segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% change	2018	2017	% change
Total revenues (1)	$531,817	$594,646	(10.6)%	$2,268,900	$2,415,740	(6.1)%
Net revenues	64,299	54,123	18.8%	234,046	226,059	3.5%
Income from operations	19,785	12,887	53.5%	59,735	53,374	11.9%

(1) Excludes intersegment revenues.

Fourth quarter total revenues for the Robinson Fresh segment declined 10.6 percent to $531.8 million. Segment net revenues expanded 18.8 percent to $64.3 million in the quarter. Sourcing net revenues decreased 8.2 percent. Case volumes declined 6.5 percent, driven by lower restaurant traffic at our foodservice customers. Transportation net revenues increased 45.9 percent, primarily driven by truckload pricing increases. Robinson Fresh operating expenses increased 7.9 percent, driven by increased variable compensation expense, partially offset by a 5.1 percent reduction in average headcount. Income from operations increased 53.5 percent to $19.8 million, and operating margin expanded 700 basis points to 30.8 percent in the quarter.

All Other and Corporate Results

Net revenues for Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
Net revenues	2018	2017	% change	2018	2017	% change
Managed Services	$20,318	$18,322	10.9%	$78,789	$72,166	9.2%
Other Surface Transportation	15,035	16,220	(7.3)%	59,996	59,481	0.9%

Fourth quarter Managed Services net revenues increased 10.9 percent to $20.3 million, driven by a combination of selling additional service lines to existing customers and new customer wins. Other Surface Transportation net revenues decreased 7.3 percent to $15.0 million, driven by pricing declines in Europe.

Other Income Statement Items
The fourth quarter effective tax rate was 23.9 percent, up from 21.1 percent last year. The higher tax rate was driven primarily by one-time tax benefits that totaled $31.8 million in the year-ago period and was partially offset by a $28.4 million benefit in the current period from the Tax Cuts and Jobs Act of 2017. We expect our full-year effective tax rate to be between 24 and 25 percent in 2019.
Due to the adoption of ASU 2014-09 (“Revenue from Contracts with Customers”), in-transit shipments are now included in our financial results as of January 1, 2018. This new policy did not have a material impact on our overall operating results for the full year.
Interest and other expenses decreased by $8.0 million in the quarter driven primarily by a $2.4 million favorable impact from currency revaluation in the fourth quarter of 2018, versus a $6.2 million unfavorable impact in the year-ago period. This was partially offset by higher interest expense due to an increase in interest rates.
Diluted weighted average shares outstanding in the quarter were down 1.1 percent, as share repurchases were partially offset by activity in our equity compensation plans.

Cash Flow Generation and Capital Distribution
Fourth quarter cash from operations totaled $264.0 million, up 59.4 percent versus the prior year, primarily due to increased earnings and improved working capital performance versus the year-ago period.
In the fourth quarter, $168.4 million was returned to shareholders, with $70.0 million in cash dividends and $98.4 million in share repurchases. This represents an increase of 42.4 percent over the prior year.
Capital expenditures totaled $14.3 million in the quarter. We expect 2019 capital expenditures to be between $80 and $90 million, with the majority dedicated to technology.

Outlook
“As we turn to 2019, we are remain focused on top-line growth and operating margin expansion and believe our continued investments in technology will help enable us to achieve these objectives,” said John Wiehoff. “We are also committed to strong cash returns to shareholders.”
John added, “A critical part of our strategy is to make investments that add value for our customers and carriers and drive growth for our business, regardless of where we are in the freight cycle. I remain as confident as ever that we have the right people, processes and technology to continue to win in the marketplace.”

About C.H. Robinson
At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 124,000 customers and 76,000 active contract carriers through our integrated network of offices and more than 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded since 1997. For more information, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; economic recessions; changes in market demand and pressures on the pricing for our services; fuel prices and availability; changes in the availability of equipment and services from third party providers, including the availability of contracted truckload carriers and changes in prices; changes in political and governmental conditions domestically and internationally; catastrophic events such as environmental events or terrorist attacks; failure to retain employees; failure of any of our technology or operating systems, including due to data security breaches or hacking; competition and growth rates within the third party logistics industry; risks associated with our decentralized operations; seasonality in the transportation industry; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the produce industry, including food safety and contamination issues; risk of unexpected or unanticipated events or opportunities that might require additional capital expenditures; our dependence on our largest customers; risks associated with identifying suitable acquisitions and investments and with integrating acquired companies; risks associated with our long-term growth and profitability; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2018 Earnings Conference Call
Wednesday, January 30, 2019; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817
Callers should reference the conference ID, which is 13685936

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% change	2018	2017	% change
Total revenues	$4,137,908	$3,959,786	4.5%	$16,631,172	$14,869,380	11.8%
Net revenues:
Transportation
Truckload	$395,611	$342,134	15.6%	$1,445,916	$1,229,999	17.6%
LTL	117,326	105,306	11.4%	471,275	407,012	15.8%
Intermodal	8,595	5,867	46.5%	32,469	29,145	11.4%
Ocean	82,234	73,135	12.4%	312,952	290,630	7.7%
Air	30,761	27,595	11.5%	120,540	100,761	19.6%
Customs	23,761	21,142	12.4%	88,515	70,952	24.8%
Other logistics services	30,603	29,554	3.5%	122,077	117,117	4.2%
Total transportation	688,891	604,733	13.9%	2,593,744	2,245,616	15.5%
Sourcing	24,892	27,116	(8.2)%	111,491	122,434	(8.9)%
Total net revenues	713,783	631,849	13.0%	2,705,235	2,368,050	14.2%

Operating expenses	458,266	420,973	8.9%	1,793,152	1,592,931	12.6%
Income from operations	255,517	210,876	21.2%	912,083	775,119	17.7%
Net income	$187,150	$152,556	22.7%	$664,505	$504,893	31.6%
Diluted EPS	$1.34	$1.08	24.0%	$4.73	$3.57	32.5%

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2018	2017	2018	2017

Revenues:
Transportation	$3,896,750	$3,647,167	$15,515,921	$13,502,906
Sourcing	241,158	312,619	1,115,251	1,366,474
Total revenues	4,137,908	3,959,786	16,631,172	14,869,380
Costs and expenses:
Purchased transportation and related services	3,207,859	3,042,434	12,922,177	11,257,290
Purchased products sourced for resale	216,266	285,503	1,003,760	1,244,040
Personnel expenses	339,316	311,599	1,343,542	1,179,527
Other selling, general, and administrative expenses	118,950	109,374	449,610	413,404
Total costs and expenses	3,882,391	3,748,910	15,719,089	14,094,261
Income from operations	255,517	210,876	912,083	775,119
Interest and other expense	(9,456)	(17,502)	(31,810)	(46,656)
Income before provision for income taxes	246,061	193,374	880,273	728,463
Provisions for income taxes	58,911	40,818	215,768	223,570
Net income	$187,150	$152,556	$664,505	$504,893

Net income per share (basic)	$1.36	$1.09	$4.78	$3.59
Net income per share (diluted)	$1.34	$1.08	$4.73	$3.57

Weighted average shares outstanding (basic)	137,797	139,572	139,010	140,610
Weighted average shares outstanding (diluted)	139,182	140,724	140,405	141,382

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three Months Ended December 31, 2018
Revenues	$2,774,524	$677,125	$531,817	$154,442	$—	$4,137,908
Intersegment revenues (1)	139,211	11,478	56,384	7,005	(214,078)	—
Total revenues	2,913,735	688,603	588,201	161,447	(214,078)	4,137,908
Net revenues	471,394	142,737	64,299	35,353	—	713,783
Income from operations	211,044	29,782	19,785	(5,094)	—	255,517
Depreciation and amortization	6,196	8,751	1,097	8,283	—	24,327
Total assets	2,345,455	969,736	401,561	710,660	—	4,427,412
Average headcount	6,964	4,664	887	2,728	—	15,243

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three Months Ended December 31, 2017
Revenues	$2,618,587	$591,245	$594,646	$155,308	$—	$3,959,786
Intersegment revenues (1)	133,197	6,742	51,011	4,398	(195,348)	—
Total revenues	2,751,784	597,987	645,657	159,706	(195,348)	3,959,786
Net revenues	415,315	127,869	54,123	34,542	—	631,849
Income from operations	180,557	16,836	12,887	596	—	210,876
Depreciation and amortization	6,126	8,734	1,196	7,581	—	23,637
Total assets	2,277,252	821,182	434,080	703,320	—	4,235,834
Average headcount	6,878	4,683	935	2,540	—	15,036

(1) Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Twelve Months Ended December 31, 2018
Revenues	$11,247,900	$2,487,744	$2,268,900	$626,628	$—	$16,631,172
Intersegment revenues (1)	545,177	48,343	211,286	20,951	(825,757)	—
Total revenues	11,793,077	2,536,087	2,480,186	647,579	(825,757)	16,631,172
Net revenues	1,788,498	543,906	234,046	138,785	—	2,705,235
Income from operations	773,846	91,626	59,735	(13,124)	—	912,083
Depreciation and amortization	24,510	35,148	4,506	32,565	—	96,729
Total assets	2,345,455	969,736	401,561	710,660	—	4,427,412
Average headcount	6,938	4,711	903	2,652	—	15,204

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Twelve Months Ended December 31, 2017
Revenues	$9,728,810	$2,140,987	$2,415,740	$583,843	$—	$14,869,380
Intersegment revenues (1)	462,390	30,198	167,292	18,174	(678,054)	—
Total revenues	10,191,200	2,171,185	2,583,032	602,017	(678,054)	14,869,380
Net revenues	1,525,064	485,280	226,059	131,647	—	2,368,050
Income from operations	628,110	91,842	53,374	1,793	—	775,119
Depreciation and amortization	23,230	33,308	4,730	31,709	—	92,977
Total assets	2,277,252	821,182	434,080	703,320	—	4,235,834
Average headcount	6,907	4,310	957	2,513	—	14,687

(1) Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$378,615	$333,890
Receivables, net	2,162,438	2,113,930
Contract assets	159,635	—
Other current assets	52,386	63,116
Total current assets	2,753,074	2,510,936

Property and equipment, net	228,301	230,326
Intangible and other assets	1,446,037	1,494,572
Total assets	$4,427,412	$4,235,834

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,063,107	$1,096,664
Accrued expenses:
Compensation	153,626	105,316
Transportation expense	119,820	—
Income taxes	28,360	12,240
Other accrued liabilities	63,410	58,229
Current portion of debt	5,000	715,000
Total current liabilities	1,433,323	1,987,449

Long term debt	1,341,352	750,000
Noncurrent income taxes payable	21,463	26,684
Deferred tax liability	35,757	45,355
Other long-term liabilities	430	601
Total liabilities	2,832,325	2,810,089

Total stockholders’ investment	1,595,087	1,425,745
Total liabilities and stockholders’ investment	$4,427,412	$4,235,834

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Twelve Months Ended December 31,
	2018	2017
Operating activities:
Net income	$664,505	$504,893
Depreciation and amortization	96,729	92,977
Provision for doubtful accounts	15,634	13,489
Stock-based compensation	87,791	41,805
Deferred income taxes	(15,315)	(28,096)
Excess tax benefit on stock-based compensation	(10,388)	(13,657)
Other	1,815	4,491
Changes in operating elements, net of acquisitions:
Receivables	(190,048)	(364,181)
Contract assets	(11,871)	—
Prepaid expenses and other	16,029	(9,173)
Other non-current assets and liabilities	1,370	(19,099)
Accounts payable and outstanding checks	36,083	144,041
Accrued compensation	47,011	7,209
Accrued transportation expenses	25,175	—
Accrued income taxes	21,176	18,817
Other accrued liabilities	7,200	(9,515)
Net cash provided by operating activities	792,896	384,001

Investing activities:
Purchases of property and equipment	(45,000)	(40,122)
Purchases and development of software	(18,871)	(17,823)
Acquisitions, net of cash acquired	(5,315)	(49,068)
Other	(3,622)	(521)
Net cash used for investing activities	(72,808)	(107,534)

Financing activities:
Proceeds from stock issued for employee benefit plans	51,285	38,130
Net repurchases of common stock	(322,255)	(207,042)
Cash dividends	(265,219)	(258,222)
Proceeds from long-term borrowings	591,012	250,000
Proceeds from short-term borrowings	2,674,000	8,784,000
Payments on short-term borrowings	(3,384,000)	(8,809,000)
Net cash used for financing activities	(655,177)	(202,134)
Effect of exchange rates on cash	(20,186)	11,891

Net change in cash and cash equivalents	44,725	86,224
Cash and cash equivalents, beginning of period	333,890	247,666
Cash and cash equivalents, end of period	$378,615	$333,890

	As of December 31,
Operational Data:	2018	2017
Employees	15,262	15,074

Source: C.H. Robinson
CHRW-IR